As filed with the Securities and Exchange Commission on March 9, 2020

Registration No. 333-199856

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-199856

UNDER

THE SECURITIES ACT OF 1933

ZAYO GROUP HOLDINGS, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	26-1398293
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1805 29th Street, Suite 2050

Boulder, CO 80301

(Address including zip code of Principal Executive Offices)

Zayo Group Holdings, Inc. 2014 Stock Incentive Plan

(Full title of the plan)

Michael Mooney
General Counsel and
Corporate Secretary
1805 29th Street, Suite 2050

Boulder, CO 80301
(303) 414-3008
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Zayo Group Holdings, Inc., a Delaware corporation (the “Company”), removes from registration all of the unsold securities registered under the Registration Statement on Form S-8 (Registration Number 333-199856) filed by the Company with the U.S. Securities and Exchange Commission on November 4, 2014 (the “Registration Statement”), pertaining to the registration of 30,000,000 shares of Common Stock, par value $0.001 per share which were reserved for issuance under the Zayo Group Holdings, Inc. 2014 Stock Incentive Plan.

On March 9, 2020, the Company consummated the previously announced merger pursuant to the Agreement and Plan of Merger, dated as of May 8, 2019 (the “Merger Agreement”), by and among the Company, Front Range TopCo, Inc. (“Parent”), and Front Range BidCo, Inc., a wholly owned subsidiary of Parent, as a result of which the Company became a wholly owned direct subsidiary of Parent (collectively with the other transactions contemplated by the Merger Agreement, the “Merger”).

In connection with the consummation of the Merger, the offerings pursuant to the Registration Statement have been terminated.  The Company hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but which remain unsold at the termination of the offerings, hereby removes from registration any and all securities registered but not sold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on the 9th day of March, 2020.

ZAYO GROUP HOLDINGS, INC.

By:	/s/ Matt Steinfort
Name: Matt Steinfort
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.